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                                                                      EXHIBIT 12

                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                               Nine Months                       Years ended September 30
                                                 ended        -----------------------------------------------------------------
                                             June 30, 1997      1996           1995         1994          1993          1992
                                             -------------      ----           ----         ----          ----          ----

Earnings:
  Pre-tax income from continuing operations     $112,431      $279,834      $256,029      $118,325      $ 67,900      $116,599
  Distributed income of affiliated companies       8,640        11,173        11,699         5,638         5,988         5,766
  Add fixed charges:
    Interest on indebtedness                      31,607        41,718        35,639        41,668        44,043        41,714
    Portion of rents representative of
      the interest factor                          3,628         4,837         5,515         5,879         4,838         4,933
                                                --------      --------      --------      --------      --------      --------
  Income as adjusted                            $156,306      $337,562      $308,882      $171,510      $122,769      $169,012

Fixed charges:
  Interest on indebtedness                      $ 31,607      $ 41,718      $ 35,639      $ 41,668      $ 44,043      $ 41,714
  Capitalized interest                                                                                                   3,963
  Portion of rents representative of
    the interest factor                            3,628         4,837         5,515         5,879         4,838         4,933
                                                --------      --------      --------      --------      --------      --------

  Total fixed charges                           $ 35,235      $ 46,555      $ 41,154      $ 47,547      $ 48,881      $ 50,610

  Ratio of earnings to fixed charges                4.44          7.25          7.51          3.61          2.51          3.34
                                                ========      ========      ========      ========      ========      ========

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